SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                Date of Report (date of earliest event reported):
                                 AUGUST 29, 2003


                               SUITE101.COM, INC.
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             (Exact name of Registrant as specified in its Charter)


DELAWARE                             0-25136                    33-0464753
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(State or other jurisdiction   (Commission file Number)      (IRS Employer
of incorporation)                                         Identification Number)


           200, 630 - 4TH AVENUE, SW, CALGARY, ALBERTA T2P OJ9, CANADA
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                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (403) 777-9250


           SUITE 300, 347 BAY STREET, TORONTO, ONTARIO CANADA M5H 2R7
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          (Former name or former address, if changed since last report)
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                                TABLE OF CONTENTS

Item 1.    Change in Control of the Registrant.................................1

Item 2.    Acquisition or Disposition of Assets................................1

           The Transaction ....................................................1
           Description of GeoGlobal's Business.................................3
           Cautionary Statement for Purposes of the "Safe Harbor"
                Provisions of the Private Securities Litigation
                Reform Act of 1996.............................................6
           Risk Factors........................................................7
           Our Management.....................................................19
           Certain Transactions...............................................21
           Principal Stockholders of Our Company..............................22
           General............................................................

Item 7.    Financial Statements and Exhibits..................................24


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ITEM 1.  CHANGE IN CONTROL OF THE REGISTRANT:

         On August 29, 2003, pursuant to an agreement dated April 4, 2003 and amended August 29, 2003, Suite101.com, Inc., completed a transaction with Jean Paul Roy ("JPR") and GeoGlobal Resources (India) Inc. ("GeoGlobal") whereby we acquired from JPR all of the outstanding capital stock of GeoGlobal. Reference is made to Item 2. Acquisitions or Dispositions of Assets of this Current Report on Form 8-K for a further description of that transaction. In exchange for the outstanding capital stock of GeoGlobal, we issued 34.0 million shares of our Common Stock. Of the 34.0 million shares, 14.5 million shares were issued and delivered to JPR at the closing of the transaction and an aggregate of 19.5 million shares are held in escrow by an escrow agent. The terms of the escrow provide for the release of the shares upon the occurrence of certain developments relating to the outcome of oil and natural gas exploration and development activities conducted on an exploration block off the east coast of India in which GeoGlobal holds a net 5% interest. In addition to our shares of Common Stock, we delivered to JPR a $2.0 million promissory note, of which $500,000 was paid on the closing of the transaction, $500,000 is to be paid on October 15, 2003, $500,000 is to be paid on January 15, 2004 and $500,000 is to be paid on June 30, 2004. The note does not accrue interest. The note will be secured by the carried interest of GeoGlobal.

         On the closing of the transaction, Jean Paul Roy and Allan J. Kent were elected Directors and Mitchell G. Blumberg and Douglas F. Loblaw resigned as Directors. Messrs. John K. Campbell and Brent J. Peters continued in office as Directors. Mr. Roy was elected President and Chief Executive Officer and Mr. Kent was elected Executive Vice President and Chief Financial Officer. As a consequence of the transaction, Mr. Roy holds an aggregate of 34.0 million shares of our outstanding Common Stock or approximately 69.3% of the shares outstanding, assuming all shares held in escrow are released to him. The terms of the transaction provide that JPR is to have the right to vote all 34.0 million shares following the closing, including the shares during the period they are held in escrow. The election of Messrs. Roy and Kent as Directors and officers of our company were conditions to the closing of the transaction. Except for the foregoing, there are no understandings or arrangements among Jean Paul Roy and Allan J. Kent and their associates or our other current Directors with respect to the election of Directors or other matters in the future.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS:

                                 THE TRANSACTION

         Pursuant to a Stock Purchase Agreement dated April 4, 2003 and amended August 29, 2003, among us, JPR and GeoGlobal, we acquired on August 29, 2003 all the outstanding capital stock of GeoGlobal. See Item 1. Change in Control of the Registrant above for the terms of the transaction, including the considerations exchanged.


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         Conditions to the closing of the transaction included the accuracy, as of the closing date, of the parties' representations and warranties, the absence of any court or governmental proceeding to enjoin the transaction or seeking damages or other relief, the receipt of opinions of counsel, delivery of officers' closing certificates and corporate documents, the delivery of the GeoGlobal shares to us and the issuance of our shares to JPR and an escrow agent and the delivery of the note to JPR, the delivery of the resignations of Messrs. Blumberg and Loblaw as Directors and, in the case of Mr. Blumberg, as an officer of our company, the sale of the capital stock of i5ive Communications Inc. to Creative Marketeam Canada, Inc., a corporation wholly owned by Mr. Loblaw, a Director of our company, who resigned as part of the closing of the transaction, the exercise by Directors and consultants of options to purchase an aggregate of 396,668 shares of our Common Stock and the cancellation by such persons of options to purchase an aggregate of 133,332 shares, and the grant by Roy Group (Mauritius) Inc. ("RGM"), a corporation organized under the laws of Mauritius and wholly owned by JPR, of a right of first refusal to us to acquire the 5% carried interest in the exploration block that the Stock Purchase Agreement provides that, subject to obtaining Government of India consent, GeoGlobal will assign, pursuant to a Participating Interest Agreement, to RGM out of GeoGlobal's initial 10% interest and, absent such consent, to amend the Participating Interest Agreement to provide RGM with an economic benefit equivalent to the assignment contemplated.

         The Stock Purchase Agreement provides that during the period commencing with the closing until the earlier of the date commercial production commences, as defined under the Production Sharing Contract described below, or the termination of the Production Sharing Contract, none of JPR, GeoGlobal or we will take any action, referred to as Prohibited Actions, that will have the effect of in any way amending, altering, accelerating or delaying the provisions of the Stock Purchase Agreement and the delivery to JPR or the return to us of our shares from the escrow provided for in the Stock Purchase Agreement which actions are materially adverse to the interests of those shares of stock of our company that were outstanding immediately prior to the closing, including those shares as held by transferees of those shares. Prohibited Actions include, among other things, entering into any written or oral amendment of, or giving, seeking or agreeing to any waiver, consent or other accommodation, formally or informally, written or oral, including by any failure to take any action, under the Stock Purchase Agreement, the escrow agreement, and, for a period of one (1) year after the closing, the Production Sharing Contract described below. JPR also has agreed to such restrictions in his capacity as a stockholder of our company. Notwithstanding these prohibitions, a Prohibited Action may be taken subject to receiving the prior approval of a majority of the shares of Common Stock of our company outstanding prior to the closing at a meeting of stockholders. The shares held by JPR are to be present at such a meeting, for purposes of establishing a quorum, but will not be voted at the meeting. Any shares JPR is permitted to transfer subsequent to the closing pursuant to the provisions of Rule 144 may be transferred free of the restrictions described above. Other transferees of JPR, subsequent to the closing, must agree to the foregoing restrictions.


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         In April, 2003, we made an unsecured loan of $75,000 to GeoGlobal to provide it with working capital.

                       DESCRIPTION OF GEOGLOBAL'S BUSINESS

         General. Following the acquisition of GeoGlobal, we, through GeoGlobal or other entities to be organized, intend to seek opportunities to enter into joint ventures and other similar arrangements whereby we, through one or more subsidiaries, can acquire proprietary interests in potential oil and gas exploration areas in geographic areas where potential oil and natural gas reserves are considered by JPR, and possibly other persons as may be employed by us, to have significant hydrocarbon development potential. These interests may be acquired through entering into joint ventures of which we are a member or through other contractual arrangements with various foreign governments and governmental entities.

         It is expected that initially, these activities will be focused on the Indian subcontinent. However, these opportunities may be pursued wherever management considers significant hydrocarbon development potential to exist. It is not intended to engage in development drilling in areas where there has been a substantial history of production and virtually all our activities will be exploratory, involving a high degree of risk. A high degree of risk is inherent in the acquisition of interests in exploratory prospects because of the lack of definitive data assuring that hydrocarbon reserves will be encountered. Acquisition of these interests is highly speculative.

         At present, GeoGlobal does not hold, by lease or otherwise, any acreage on which oil or natural gas reserves are deemed to be proved or probable. In addition, GeoGlobal does not claim any proved developed or undeveloped reserves or probable reserves. GeoGlobal has never produced any oil or natural gas and it does not own any interests in any productive wells.

         Present Activities
         ------------------

         GeoGlobal's Production Sharing Contract. GeoGlobal is a party to a Production Sharing Contract entered into on February 4, 2003 with the Government of India, Gujarat State Petroleum Corporation Limited ("GSPC") and Jubilant Enpro Limited ("Enpro") with respect to an approximately 1,850 square kilometers (457,000 acre) area off the east coast of India, designated as Block KG-OSN-2001/3 under National Exploration Licensing Policy III. The activities of GSPC, Enpro and GeoGlobal under the Production Sharing Contract are referred to herein as the "Venture" and the 1,850 square kilometers (457,000 acre) area is referred to as the "Exploration Block."


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         Under the Production Sharing Contract, the Government of India has
granted to the parties (whom we refer to as the "Venturers") the right to engage in oil and natural gas exploration activities on the Exploration Block for a term of years. The Production Sharing Contract provides that the exploration activities are to be conducted in three phases with each of the first two phases having a duration of 2.5 years, and the last phase having a duration of 1.5 years, or a maximum total duration of 6.5 years for all three phases. The exploration period under the Production Sharing Contract commenced March 12, 2003. During the first exploration phase, the parties are to conduct and process 1,250 square kilometers of 3D seismic data, reprocess 2,298.4 line kilometers of 2D seismic data, conduct a bathymetric survey and drill a total of fourteen exploratory wells. During the second and third phases, if the parties elect to complete them, in addition to bathymetric surveys in connection with each phase, the parties are to drill four and two exploratory wells, respectively. If the parties elect to continue into the second exploratory phase, the agreement provides that the parties retain up to 75% of the original contract area, including any developed areas or areas of discoveries of hydrocarbons, and relinquish the remainder. If the parties elect to continue into the third exploration phase, the agreement provides that the parties retain up to 50% of the original contract area, including any developed areas or areas of discovery of hydrocarbons, and relinquish the remainder.

         The Production Sharing Contract contains provisions relating to procedures to be followed once a discovery of hydrocarbons is determined to have been made within the Exploration Block and for the further development of that discovery. Following the completion of a development plan for a discovery, the parties are to apply for a lease with respect to the area to be developed with an initial term of 20 years for the lease. The Government of India and the other parties to the Production Sharing Contract are allocated, after deduction of the costs of exploration, development, and production to be recovered, percentages of any remaining production with the Government of India allocated between 20% to 40% of the production and the balance to be allocated to the other three parties in proportion to their percentage interests.

         The agreement contains restrictions on the assignment of a participating interest, including a change in control of a party, without the consent of the Government of India, subject to certain exceptions which include, among others, a party encumbering its interest subject to certain limitations.

         The operator of the Venture is GSPC and the Venture is managed by a management committee representing the parties to the agreement, including the Government of India.

         The agreement contains various other provisions, including, among others, obligations of the parties to maintain insurance, the maintenance of books and records, confidentiality, the protection of the environment, arbitration of disputes, matters relating to income taxes on the parties, royalty payments, and the valuation of hydrocarbons produced. The Indian domestic


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market has the first call on natural gas produced. The agreement is interpreted under the laws of India.

         GeoGlobal has a net 5% interest in the Venture and GSPC and Enpro have 80% and 10% interests in the Venture, respectively. The remaining 5% interest in the Venture is the subject of a prospective assignment by GeoGlobal to RGM pursuant to the Participating Interest Agreement entered into March 27, 2003, which is subject to Government of India consent. Absent such consent, GeoGlobal is to provide RGM with an economic benefit equivalent to the interest to be assigned.

         GeoGlobal Carried Interest Agreement. Pursuant to an agreement entered into with GSPC, GeoGlobal has a carried interest in the exploration activities conducted by the parties in the Exploration Block that is the subject of the Production Sharing Contract. Under the terms of the Carried Interest Agreement, GeoGlobal is carried by GSPC for 100% of all its share of any costs during the exploration phase prior to the start date of initial commercial production. However all of GeoGlobal's share of any capital costs for the development phase will be paid back to GSPC without interest over the projected production life or ten years whichever is less. GeoGlobal is not entitled to any share of production until GSPC has recovered GeoGlobal's share of the costs and expenses that were paid by GSPC.

         Current Exploration Block Activities. On March 12, 2003, the Government of India issued a Production Exploration License permitting the commencement of exploratory operations on the Exploration Block. Petroleum Geo-Services ("PGS") of Perth, Australia was awarded the contract to perform the seismic acquisition along with the onboard and onshore processing. PGS commissioned two ships, the Ramform Vanguard and the Nordic Explorer of Norway, to undertake the seismic activities and commencing March 26, 2003 through to June 9, 2003 a marine 3-D seismic survey program was conducted on 1,298 square kilometers of the Exploration Block at a cost of approximately (US)$10 million.

         Government of India clearance has been received enabling the processing of the seismic data acquired by PGS, which commenced the first week of September, 2003 in Perth, Australia. Multi-phase processing of the seismic data will be conducted by GeoGlobal and will involve the contribution of efforts by PGS of Perth, Australia, Jason Geosystems Canada and CGG Canada Services Ltd., both of Calgary, Canada.

Environmental studies are being conducted by the National Environmental Energy Research Institute of India. These environmental studies, together with the processing and interpretation of the seismic data are expected to be completed prior to drilling. A multi-well jack-up drilling program is expected to commence in the first quarter of 2004.


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LITIGATION

         No legal proceedings are pending or threatened against GeoGlobal.

EMPLOYEES

         As of August 29, 2003, GeoGlobal had one full time employee, who was employed in an administrative capacity at GeoGlobal's offices in Calgary, Alberta, Canada. GeoGlobal believes its relationship with its employee is good. GeoGlobal also employs consultants to provide it with additional services.

FACILITIES

         GeoGlobal's executive offices are currently located at Suite 200, 630 - 4th Avenue S.W., Calgary, Alberta, Canada occupying approximately 825 square feet of office space. The premises are occupied pursuant to a monthly sub-lease with a private company controlled by Mr. Allan J. Kent providing for an annual rental of approximately $15,000. Management of GeoGlobal considers these premises adequate for its existing operations.

ORGANIZATION

         GeoGlobal was organized under the laws of Alberta, Canada on August 21, 2002. Thereafter, on April 11, 2003 pursuant to the laws of Alberta, Canada and Barbados, GeoGlobal was continued and thereby became a Barbados corporation.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1996.

         With the exception of historical matters, the matters discussed in this Current Report are "forward-looking statements" as defined under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Forward-looking statements made herein include, but are not limited to, the statements in this report regarding the plans and objectives of our management for our future operations, including plans or objectives relating to the possibility of entering into future joint venture or other arrangements to engage in exploratory oil and gas activities in India or elsewhere, our efforts to enter into transactions relating thereto, the future oil and gas exploration and development activities, the likelihood of the Venture commencing well drilling activities in early 2004 or at any other time, the success of the Venture's geologic and geophysical activities and 3D seismic studies. These


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statements appear, among other places, under the following captions:
"Description of GeoGlobal's Business" and "Risk Factors". We cannot assure you that our transaction with GeoGlobal will be successful or that the Venture will discover any commercially recoverable quantities of hydrocarbon reserves on the Exploration Block. Our ability to realize revenues cannot be assured. If our plans fail to materialize, your investment will be in jeopardy. Our inability to meet our goals and objectives or the consequences to us from adverse developments in general economic or capital market conditions could have a material adverse effect on us. We caution you that various risk factors are also described in our Annual Report on Form 10-KSB, our Quarterly Reports on Form 10-QSB, and our Current Reports on Form 8-K. These risk factors could cause the development of our activities and our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this report and could adversely affect our financial condition and our ability to pursue our business strategy and plans.

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. The following factors, in addition to the other information contained herein, should be carefully considered in evaluating an investment in our shares and our business and the business of GeoGlobal. Other than our ownership of GeoGlobal, we have no other business operations. See Cautionary Statement above regarding risks and uncertainties relating to forward looking statements in this Current Report.

         The Exploration Block should be considered a highly speculative exploration opportunity. Pursuing the transaction with GeoGlobal involves material risks to us and our stockholders and has resulted in material dilution to our stockholders and a material diminution of our cash we held as of June 30, 2003. The transaction is expected to be accounted for as a reverse acquisition.

         There can be no assurance that the exploratory drilling to be conducted on the Exploration Block in which GeoGlobal holds an interest will result in any discovery of hydrocarbons or that any hydrocarbons that are discovered will be in commercially recoverable quantities. In addition, the realization of any revenues from commercially recoverable hydrocarbons is dependent upon the ability to deliver, store and market any hydrocarbons that are discovered. The presence of hydrocarbon reserves on contiguous properties is no assurance or necessary indication that hydrocarbons will be found in commercially marketable quantities on the Exploration Block in which GeoGlobal holds an interest.


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GEOGLOBAL IN EARLY DEVELOPMENT STAGE

         GeoGlobal is in the early stage of developing its business plan and operations. It has realized no material revenues to date. From inception on August 21, 2002 through August 29, 2003, it had no revenues, it had assets of approximately $100,000 and liabilities of approximately $350,000. GeoGlobal intends, subject to the availability of capital, to seek to enter into joint ventures or other arrangements to acquire interests in additional government created and granted hydrocarbon exploration opportunities, primarily located onshore or in the offshore waters of India. In this connection, however, our business plans are not fully developed. Opportunities to acquire interests in exploration opportunities will be dependent upon our ability to identify, negotiate and enter into joint venture or other similar arrangements with respect to specific exploration opportunities and upon our ability to raise sufficient capital to fund a participation in those joint ventures or other exploration activities. Our success will be dependent upon the success of the exploration activities of the ventures in which we acquire an interest. These exploration opportunities will be highly speculative and should any of these opportunities not result in the discovery of commercial quantities of oil and gas reserves, our investment in the venture could be lost.

         At present, GeoGlobal's management has been successful in negotiating its acquisition of an interest in one exploration opportunity off the east coast of India. We intend, without assuring the success of these efforts, to seek to negotiate the acquisition of an interest in additional exploration opportunities. The interests we seek to acquire may be carried interests, working interests or other interests in the exploration opportunities. We may seek interests where we are not the operator or, subject to us assembling the necessary staff, may be the operator of the exploration and development projects. The acquisition of these interests is likely to acquire the commitment of capital by us in amounts not currently available to us.

         To the extent GeoGlobal's business plans have not been fully developed, we may encounter obstacles and impediments, both regulatory and other, imposed by governmental and other entities, as well as those imposed by our limited financial resources in achieving its objectives.

SPECULATIVE EXPLORATION ACTIVITIES; CONTROL BY OPERATOR

         GeoGlobal's net 5% interest in the Exploration Block should be considered to be a highly speculative exploration opportunity that will involve material risks. The Venture has no producing reserves and is not presently deriving any revenue or positive cash flow. The long-term viability of the Venture and, accordingly, we and GeoGlobal depend on the Venture's ability to find or acquire, develop and produce reserves of oil and natural gas. GSPC is the operator of the Exploration Block in which GeoGlobal has an interest. Although the Production Sharing Contract provides for a management committee, it can be anticipated that virtually all


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decisions as to exploration and development activities on the Exploration Block will be under the influence of GSPC rather than GeoGlobal.

INDIA'S REGULATORY REGIME

         All phases of the Venture's oil and gas exploration, development and production activities are regulated in varying degrees by the Indian government, either directly or through one or more governmental entities. The areas of government regulation include matters relating to restrictions on production, price controls, export controls, income taxes, expropriation of property, environmental protection and rig safety. As a consequence, all future drilling and production programs and operations we undertake or are undertaken by the Venturers must be approved by the Indian government. Shifts in political conditions in India could adversely affect the business in India and the ability to obtain requisite government approvals in a timely fashion or at all. The Venturers must maintain satisfactory working relationships with the Indian government.

RELIANCE ON KEY PERSONNEL

         We are dependent upon the services of our President and Chief Executive Officer, Jean Paul Roy, and Executive Vice President and Chief Financial Officer, Allan J. Kent. The loss of either of their services would have a material adverse effect upon us. We currently do not have employment agreements with either of such persons or key man insurance.

         At present, our future is substantially dependent upon the geologic and geophysical capabilities of JPR to locate oil and gas exploration opportunities for us. His inability to do the foregoing could materially adversely affect our future activities. We have entered into a Technical Services Agreement with Roy Group (Barbados) Inc. ("RGB") dated August 29, 2003, a company owed 100% by JPR, to perform such geological and geophysical duties and exercise such powers related thereto as we may from time to time assign to it

LIMITED OPERATING HISTORY; ANTICIPATED LOSSES; NO ASSURANCE OF PROFITABILITY

         GeoGlobal was organized in August 2002 and has had no material revenues to date. It has no operating history, oil and gas reserves or assets upon which an evaluation of GeoGlobal, its current business plans and its prospects can be based. GeoGlobal's prospects must be considered in light of the risks, expenses and problems frequently encountered by all companies in their early stages of development and, in particular, those engaged in exploratory oil and gas activities. Such risks include, without limitation,


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    o    The likelihood that there will be changes to GeoGlobal's business strategy which will involve delays and additional expenses.

    o    Failure to discover oil and gas in commercial quantities.

    o Uncertainties as to the costs to be incurred in exploratory drilling activities and associated cost overruns,

    o Costs inherent in drilling into unknown formations, such as overpressured zones and tools lost in the hole, and

    o Changes in drilling plans and locations as a result or prior exploratory drilling.

         Under the Carried Interest Agreement with GSPC, GeoGlobal has a carried interest in the exploration activities. However, unexpected or additional costs can affect the commercial viability of producing oil and gas from a well and will affect the time when and amounts that GeoGlobal can expect to receive from any production from a well. Because GSPC's costs of exploration are to be paid back to GSPC before GeoGlobal is entitled to any share of production, additional exploration and development expenses will reduce and delay any share of production GeoGlobal is to receive.

         There can be no assurance that the Venture or GeoGlobal will be successful in addressing such risks, and any failure to do so could have a material adverse effect on GeoGlobal's prospects for the future. Due to the foregoing factors, the development of GeoGlobal's business plan, prospects and exploratory drilling activities, as well as its quarterly operating results, are difficult to forecast. Consequently, GeoGlobal believes that period to period comparisons of its exploration, development and operating results will not necessarily be meaningful and should not be relied upon as an indication of its stage of development or future prospects. It is likely that in some future quarters our stage of development or operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of our Common Stock may be materially and adversely affected.

OUR DEPENDENCE ON THE VENTURE

         At present, GeoGlobal's only oil and gas interest is its rights under the terms of the Production Sharing Contract. Based on the terms of that agreement and GeoGlobal's agreement with RGM, GeoGlobal has a 5% interest in the Venture. GSPC is the operator of the Venture under the terms of the Production Sharing Contract. Accordingly, the realization of successes in the exploration of the block is dependent upon the success of GSPC in exploring for and developing reserves of oil and gas on the Exploration Block and its ability to market those reserves at prices that will yield a return to GeoGlobal.


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         Under the terms of the Carried Interest Agreement, GeoGlobal has a carried interest in the exploration activities conducted by the parties on the exploration block. However, under the terms of that agreement, all of GeoGlobal's proportionate share of capital costs for exploration and development activities will be paid back to GSPC without interest over the projected production life or ten years, whichever is less. GeoGlobal is not entitled to any share of production until GSPC has recovered GeoGlobal's share of the costs and expenses that were paid by GSPC on behalf of GeoGlobal. Therefore, GeoGlobal is unable to estimate when it may commence to receive a distribution from any production of hydrocarbon reserves found on the Exploration Block.

CERTAIN TERMS OF THE PRODUCTION SHARING CONTRACT MAY CREATE ADDITIONAL RISKS

         The Production Sharing Contract contains certain terms that may affect the revenues of the Venture and create additional risks for GeoGlobal. These terms include, possibly among others, the following:

    o The Venture is required to complete certain minimum work programs during the three phases of the term of the Production Sharing Contract. In the event the Venture fails to fulfill any of the three minimum work programs, the parties to the Venture must pay to the government of India their proportionate share of the amount that would be required to complete the minimum work program.

    o Until such time as India attains self sufficiency in the production of crude oil and condensate and is able to meet its national demand, the parties to the Venture are required to sell in the Indian domestic market their entitlement under the Production Sharing Contract to crude oil and condensate produced from the Exploration Block. In addition, the Indian domestic market has the first call on natural gas produced from the Exploration Block and the Venture's discovery and production of natural gas must be made in the context of the government's policy of utilization of natural gas and take into account the objectives of the government to develop its resources in the most efficient manner and promote conservation measures.

    o Parties to the agreement that are not Indian companies, which includes GeoGlobal, are required to negotiate technical assistance agreements with the government of India or its nominee whereby such foreign company can render technical assistance and make available commercially available technical information of a proprietary nature for use in India by the government or its nominee, subject, among other things, to confidentiality restrictions.


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


    o The parties to the Venture are required to give preference, including the use of tender procedures, to the purchase and use of goods manufactured, produced or supplied in India provided that such goods are available on equal or better terms than imported goods, and to employ Indian subcontractors having the required skills insofar as their services are available on comparable standards and at competitive prices and terms.

RISKS ASSOCIATED WITH OIL AND GAS EXPLORATION, DEVELOPMENT AND PRODUCTION

         Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that wells drilled on the Exploration Block or by any venture in which we acquire an interest in the future will be productive or that we will receive any return or recover all or any portion of our investment. Drilling for oil and gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. Drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond the operator's control, including economic conditions, mechanical problems, title problems, weather conditions, compliance with governmental requirements and shortages or delays of equipment and services. Future drilling activities on the Exploration Block in which we hold an interest may not be successful and, if unsuccessful, such failure may have a material adverse effect on our future results of operations and financial condition.

         In addition to the substantial risk that wells drilled will not be productive, hazards such as unusual or unexpected geologic formations, pressures, downhole fires, mechanical failures, blowouts, cratering, explosions, uncontrollable flows of natural gas, oil or well fluids, pollution and other physical and environmental risks are inherent in oil and gas exploration and production. It is very difficult to project the costs of implementing an exploratory drilling program due to the inherent uncertainties and hazards. These hazards could result in substantial losses to the Venture due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. Production and development of offshore oil and gas properties also involves a high degree of risk. As protection against operating hazards, it is customary to maintain insurance coverage against some, but not all, potential losses. It should be expected that there will not be full insurance coverage against all risks associated with oil and gas exploration and development activities either because such insurance is not available or because the cost thereof is considered prohibitive. The occurrence of an event that is not covered, or not fully covered, by insurance could have a material adverse effect on the Venture financial condition and results of operations.

OIL AND GAS PRICES FLUCTUATE WIDELY AND LOW OIL AND GAS PRICES COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS.

         There is no assurance that there will be any market for oil or gas produced from the exploration block in which the Venture holds an interest. Future price fluctuations could have a major impact on the future revenue of the Venture and thereby our revenue, and materially affect the return from and the financial viability of any reserves that are claimed. Historically, oil and gas prices and markets have been volatile, and they are likely to continue to be volatile in the future. A significant decrease in oil and gas prices could have a material adverse effect on the Venture's cash flow and profitability and would adversely affect our financial condition and the results of our operations. In addition, because world oil prices are quoted in and trade on the basis of U.S. dollars, fluctuations in currency exchange rates that affect world oil prices could also affect the Venture's revenues. Prices for oil and gas fluctuate in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond our control or the control of the Venture, including:

    o political conditions in oil producing regions, including the Middle East and elsewhere;

    o    the domestic and foreign supply of oil and gas;

    o    quotas imposed by OPEC upon its members;

    o    the level of consumer demand;

    o    weather conditions;

    o    domestic and foreign government regulations;

    o    the price and availability of alternative fuels;

    o    overall economic conditions; and

    o    international political conditions.

         In addition, various factors may adversely affect the Venture's ability to market oil and gas production, including:

    o the capacity and availability of oil and gas gathering systems and pipelines;

    o the ability to produce oil and gas in commercial quantities and to enhance and maintain production from existing wells and wells proposed to be drilled;

    o the proximity of future hydrocarbon discoveries to oil and gas transmission facilities and processing equipment (as well as the capacity of such facilities);

    o the effect of governmental regulation of production and transportation (including regulations relating to prices, taxes, royalties, land tenure, allowable production, importing and exporting of oil and condensate and matters associated with the protection of the environment);

    o    the imposition of trade sanctions or embargoes by other countries;

    o    the availability and frequency of delivery vessels;

    o    changes in supply due to drilling by others;

    o    the availability of drilling rigs; and

    o    changes in demand.

FUTURE CAPITAL REQUIREMENTS.

         We expect that, in order to participate in further joint venture arrangements leading to the possible grant of exploratory drilling opportunities, we will be required to contribute or have available to us material amounts of capital that are not currently available to us. Such capital may be required to secure bonds in connection with the grant of exploration rights, to conduct or participate in exploration activities or be engaged in drilling and completion activities. We expect to seek the additional capital to meet our requirements from equity and debt offerings of our securities. Our ability to access additional capital will depend in part on the success the Venture in developing the Exploration Block, the results of our management in locating, negotiating and entering into joint venture or other arrangements on terms considered acceptable, as well as the status of the capital markets at the time such capital is sought. There can be no assurance that capital will be available to us from any source or that, if available, it will be at prices or on terms acceptable to us. Should we be unable to access the capital markets or should sufficient capital not be available, our activities could be delayed or reduced and, accordingly, any future exploration opportunities, revenues and operating activities may be adversely affected.

         We currently expect that available cash and, subject to the success of management's plans to raise additional capital, the proceeds from the private or public sale of debt or equity securities will be sufficient to fund debt service requirements and planned capital expenditures for our existing properties through 2003 and into 2004. The funds necessary to meet fully these capital expenditures are currently not available to us and we may be unsuccessful in raising the capital necessary to meet in full these capital expenditures. We also may need to raise additional capital to fund the development of properties in which we have or acquire an interest, which capital may not be available to us in the future. There can be no assurance that we will be able to raise the capital required to meet our intended budget commitments. We are currently proposing to make an offering of common shares and warrants in a private transaction not registered under the U.S. Securities Act of 1933, as amended, with the amount of shares and warrants offered intended to raise up to of $6.0 million. The intended purpose of the offering is to raise additional working capital. The securities intended to be offered will not be and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. There can be no assurance that we will be successful in raising this additional capital on terms acceptable to us or that the transaction will not dilute the interests of our current shareholders.

ABILITY TO LOCATE ADDITIONAL EXPLORATION OPPORTUNITIES AND TO MANAGE GROWTH.

         While GeoGlobal's President and Executive Vice President have had extended experience in the oil and gas exploration business, GeoGlobal has been engaged in limited activities in the oil and gas business over the past approximately six months and has a limited history of activities upon which you may base your evaluation of its performance. As a result of GeoGlobal's brief operating history and limited activities in oil and gas exploration activities, our success in being part of the Venture and acquiring an interest in the Exploration Block may not be indicative that we will be successful in entering into any further ventures. There can be no assurance that we will be successful in growing our oil and gas exploration and development activities.

         Any future significant growth in our oil and gas exploration and development activities will place demands on our executive officers, and any increased scope of our operations will present challenges to us due to our current limited management resources. Our future performance will depend upon our management and their ability to locate and negotiate opportunities to participate in joint venture and other arrangements whereby we can participate in exploration opportunities including increasing management personnel. There can be no assurance that we will be successful in these efforts. Our inability to locate additional opportunities, to hire additional management and other personnel or to enhance our management systems could have a material adverse effect on our results of operations.

OUR FUTURE PERFORMANCE DEPENDS UPON OUR ABILITY TO FIND OR ACQUIRE OIL AND GAS RESERVES THAT ARE ECONOMICALLY RECOVERABLE.

         Our success in developing our oil and gas exploration and development activities will be dependent upon establishing, through our participation in the Venture and other similar activities, reserves of oil and gas and maintaining and possibly expanding the levels of those reserves. We may not be able to locate and thereafter replace reserves from our participation in exploration and development activities at acceptable costs. Lower prices of oil and gas may further limit the kinds of reserves that can be developed at an acceptable cost. The business of exploring for, developing or acquiring reserves, is capital intensive. We may not be able to make the necessary capital investment to enter into joint ventures or similar arrangements to maintain or expand our oil and gas reserves if capital is unavailable to us. In addition, exploration and development activities involve numerous risks that may result in dry holes, the failure to produce oil and gas in commercial quantities, the inability to fully produce discovered reserves and the inability to enhance production from existing wells.

         We expect that we will continually seek to identify and evaluate joint venture and other exploration opportunities. Our ability to enter into additional exploration activities will be dependent to a large extent on our ability to negotiate arrangements with others and with various governments and governmental entities whereby we can be granted a participation is such ventures. There can be no assurance that we will be able to locate and negotiate such arrangements, have sufficient capital to meet the costs involved in entering into such arrangements or that, once entered into, that such exploration activities will be successful. Successful acquisition of exploration opportunities can be expected to require, among other things, accurate assessments of potential recoverable reserves, future oil and gas prices, projected operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact, and as estimates, their accuracy is inherently uncertain. We cannot assure you that we will successfully consummate any further exploration opportunities or joint venture or other arrangements leading to such opportunities.

ESTIMATING RESERVES AND FUTURE NET REVENUES INVOLVES UNCERTAINTIES AND OIL AND GAS PRICE DECLINES MAY LEAD TO IMPAIRMENT OF OIL AND GAS ASSETS.

         Currently, neither the Venture nor GeoGlobal has claimed any proved or probable reserves of oil or gas. Reserve information that we may provide in the future will represent estimates based on reports prepared by independent petroleum engineers, as well as internally generated reports. Petroleum engineering is not an exact science. Information relating to proved oil and gas reserves is based upon engineering estimates derived after analysis of information we furnish or furnished by the operator of the property. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, capital expenditures and workover and remedial costs, all of which may in fact vary considerably from actual results. Oil and gas prices, which fluctuate over time, may also affect proved reserve estimates. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected there from prepared by different engineers or by the same engineers at different times may vary substantially. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and such variances may be material. Either inaccuracies in estimates of proved undeveloped reserves or the inability to fund development could result in substantially reduced reserves. In addition, the timing of receipt of estimated future net revenues from proved undeveloped reserves will be dependent upon the timing and implementation of drilling and development activities estimated by us for purposes of the reserve report.

         Quantities of proved reserves are estimated based on economic conditions in existence in the period of assessment. Lower oil and gas prices may have the impact of shortening the economic lives on certain fields because it becomes uneconomic to produce all recoverable reserves on such fields, thus reducing proved property reserve estimates. If such revisions in the estimated quantities of proved reserves occur, it will have the effect of increasing the rates of depreciation, depletion and amortization on the affected properties, which would decrease earnings or result in losses through higher depreciation, depletion and amortization expense. The revisions may also be sufficient to trigger impairment losses on certain properties that would result in a further non-cash charge to earnings.

GOVERNMENTAL AND ENVIRONMENTAL REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS.

         The oil and gas exploration, development and production business is subject to numerous laws and regulations relating to environmental and safety matters. Our business and the production of oil and gas is also subject to taxation and governmental fees and royalties. Many laws and regulations require drilling permits and govern the spacing of wells, rates of production, prevention of waste and other matters. Such laws and regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning oil and gas wells and other facilities. In addition, these laws and regulations, and any others that are passed by the jurisdictions where our exploration prospects may be located, could limit the total number of wells drilled or the allowable production from successful wells which could limit our revenues.

         Oil and gas operations are subject to complex environmental laws and regulations adopted by virtually all jurisdictions where we may operate. We, or the joint venturers in which we participate, could incur liability to governments or third parties for any unlawful discharge of oil, gas or other pollutants into the air, soil or water, including responsibility for remedial costs. Such materials could potentially be discharged into the environment in the following ways:

    o    from a well or drilling equipment at a drill site;

    o leakage from gathering systems, pipelines, transportation facilities and storage tanks;

    o damage to oil and natural gas wells resulting from accidents during normal operations; and

    o    blowouts, cratering and explosions.

         Because the requirements imposed by such laws and regulations are frequently changed, we cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect our business or the business of any joint venture in which we participate.

INDUSTRY COMPETITION MAY IMPEDE OUR GROWTH.

         The oil and gas industry is highly competitive, and we may not be able to compete successfully or grow our business. We will compete in the areas of opportunities to enter into exploration arrangements and the exploration for and development of oil and natural gas reserves. Our competitors will include major oil companies, governments and government affiliated entities, other independent oil and natural gas concerns and individual producers and operators. We will also compete with major and independent oil and natural gas concerns, as well as governmental entities, in recruiting and retaining qualified employees. Substantially all of these competitors have substantially greater financial and other resources than we do. We may not be able to successfully expand our business or attract or retain qualified employees.

NO ACTIVE PRIOR PUBLIC MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE.

         Prior to our acquisition of GeoGlobal, the public market for our common stock was characterized by significant price and volume fluctuations. Our business activities have been largely curtailed since early 2002. There can be no assurance that an active trading market for our common stock will be sustained following our acquisition of GeoGlobal or that the market price of our common stock will not decline below any price that may develop following the closing of the transaction. The market price may bear no relationship to the prospects, stage of development, existence of oil and gas reserves, revenues, earnings, assets or potential of our company or the prospects of GeoGlobal or the Venture and may not be indicative of our future business performance. The trading price of our common stock could be subject to wide fluctuations. Fluctuations in the price of oil and gas and related international political events can be expected to affect the price of our common stock. In addition, the stock market in general has experienced extreme price and volume fluctuations which have affected the market price for many companies which fluctuations have been unrelated to the operating performance of these companies. These market fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our company's common stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such companies. Such litigation, if instituted, and irrespective of the outcome of such litigation, could result in substantial costs and a diversion of management's attention and resources and have a material adverse effect on our company's business, results of operations and financial condition.

                                 OUR MANAGEMENT

         As of and since August 29, 2003, our directors and Executive Officers are as follows:

                       NAME         AGE                 POSITION
         -----------------------    ---   --------------------------------------

         Jean Paul Roy, B.Sc.       47    President, Chief Executive Officer and
         Geol.,P.Geoph.                                  Director
         Allan J. Kent, B. Math.    50    Executive Vice President, Chief
                                          Financial Officer and Director
         Brent J. Peters            31                  Director
         John K. Campbell           70                  Director

         Messrs Roy and Kent were elected Directors on August 29, 2003. Messrs. Peters and Campbell were first elected as Directors in February, 2002. All of such persons will serve as Directors of our company until our next annual meeting of stockholders and the election and qualification of his successor.

         Mr. Roy was elected a Director of our company on August 29, 2003. He was also elected President and Chief Executive Officer on August 29, 2003. For more than the past five years, Mr. Roy has been consulting in the oil and gas industry through his private company, GeoGlobal Technologies Inc. which he owns 100%. Mr. Roy has in excess of 20 years of geological and geophysical experience in basins worldwide as he has worked on projects throughout India, North and South America, Europe, the Middle East, the former Soviet Union and South East Asia. His specialties include modern seismic data acquisition and processing techniques, and integrated geological and geophysical data interpretation. Since 1981 he has held geophysical positions with Niko Resources Ltd., Gujarat State Petroleum Corporation, Reliance Industries, Cubacan Exploration Inc., PetroCanada, GEDCO, Eurocan USA and British Petroleum. Mr. Roy graduated from St. Mary's University of Halifax, Nova Scotia in 1982 with a B.Sc. in Geology and has been certified as a Professional Geophysicist.

         Mr. Kent was elected as Executive Vice President and Chief Financial Officer of our company on August 29, 2003. Mr. Kent has in excess of 20 years experience in the area of oil and gas exploration finance and has held a number of senior management positions and directorships. Mr. Kent was Vice President and a director of GeoGlobal Resources (India) Inc. from January 2003. Prior thereto, he was Vice President (January 2002) and CFO (May 2002) of Aspen Group Resources Corporation ("AGRC"), an oil and gas company with operations in Canada and the United States which traded on the Toronto Stock Exchange. Mr. Kent held the position of director, CFO and Vice President of Endeavour Resources Inc., a Toronto Venture Exchange listed oil and gas company with operations in Canada from November 1994 to December 2001, when it was taken over by AGRC. During the period from November 1994 to May 2003. Mr. Kent also held the position of President and director of Cubacan Exploration Inc., an international oil and gas exploration company which traded on the Toronto Venture Exchange. Mr. Kent also is President of Prospect Oil & Gas Management Ltd. and D.I. Investments Ltd., both privately owned Canadian oil and gas investment companies. Prior thereto, beginning in 1980, he was a consultant in various capacities to a number of companies in the oil and gas industry. He received his Bachelor of Mathematics degree in 1977 from the University of Waterloo, Ontario.

         Mr. Peters has been Vice President of Finance and Treasurer of Northfield Capital Corporation, a publicly traded investment company acquiring shares in public and private corporations for the past six years since 1987. He was elected a Director of our company in February 2002 and from November 2002 until August 29, 2003 he was our Chief Financial Officer. Mr. Peters has a Bachelor of Business Administration degree, specializing in accounting.

         Mr. Campbell has been President of Transamerica Industries Ltd., a natural resource company, for the past 17 years. He is a former practicing lawyer and he is presently a retired member of the British Columbia Law Society. He was elected a Director of our company in February 2002.

COMPENSATION OF GEOGLOBAL MANAGEMENT

         At present, we do not have any employment agreements with any of our executive officers. See "Certain Transactions" below for a description of a Technical Services Agreement between Mr. Roy and us. We have not yet finalized Mr. Kent's compensation arrangement with us.

                              CERTAIN TRANSACTIONS

         On March 27, 2003, GeoGlobal entered into a Participating Interest Agreement with Roy Group (Mauritius) Inc. ("RGM") a company organized under the laws of Mauritius and wholly owned by JPR whereby, subject to Government of India consent, GeoGlobal assigned to RGM, one-half of its 10% interest in the Venture and its rights under the Carried Interest Agreement with GSPC. Under the terms of the Participating Interest Agreement, until the Government of India consent is obtained, GeoGlobal retains the exclusive right to deal with the other parties to the Production Sharing Contract and the Carried Interest Agreement and is entitled to make all decisions regarding the interest assigned to RGM and RGM agreed to be bound by and responsible for the actions taken by, obligations undertaken and costs incurred by GeoGlobal in regard to RGM's interest and to be liable to GeoGlobal for its share of all costs, interests, liabilities and obligations arising out of or relating to the RGM interest. RGM agreed to indemnify GeoGlobal against any and all costs, expenses, losses, damages or liabilities incurred by reason of RGM's failure to pay the same. Subject to obtaining the government consent to the assignment, RGM is entitled to all income, receipts, credits, reimbursements, monies receivable, rebates and other benefits in respect of its 5% interest which relate to the PSC. GeoGlobal has a right of set-off against sums owing to RGM any sums owing to GeoGlobal by RGM. In the event that the Indian government consent is delayed or denied resulting in either RGM or GeoGlobal being denied an economic benefit it would have realized under the Participating Interest Agreement, the parties agreed to amend the Participating Interest Agreement or take other reasonable steps to assure that an equitable result is achieved consistent with the parties intentions contained in the Participating Interest Agreement. In the event the consent is denied, neither party is entitled to assert any claim against the other except as is specifically set forth in the Participating Interest Agreement.

         RGM further agreed in the Participating Interest Agreement that it would not dispose of any interest in the agreement, its 5% interest, or the shares of RGM without first giving notice to GeoGlobal of the transaction, its terms, including price, and the identity of the intended assignee and any other material information, and GeoGlobal has the first right to purchase the interest proposed to be sold on the terms contained in the notice to GeoGlobal.

         On August 29, 2003, we entered into a Technical Services Agreement with Roy Group (Barbados) Inc. ("RGB"), a company organized under the laws of Barbados and wholly owned by JPR. Under the agreement, RGB agreed to perform such geologic and geophysical duties as are assigned to it by us. The term of the agreement extends through August 29, 2006 and continues for successive periods of one year thereafter unless otherwise agreed by the parties or either party has given notice that the agreement will terminate at the end of the term. RGB receives a fee of

$250,000 per year under the agreement and is reimbursed for authorized travel and other out-of-pocket expenses. The agreement prohibits RGB from disclosing any of our confidential information and from competing directly or indirectly with us for a period of three years from August 29, 2003 with respect to any acquisition, exploration, or development of any crude oil, natural gas or related hydrocarbon interests within the area of the country of India. The agreement may be terminated by either party on 30 days' prior written notice, provided, however, the confidentiality and non-competition provisions will survive the termination.

         GeoGlobal's executive offices are occupied pursuant to a monthly sub-lease with a private company controlled by Mr. Kent providing for an annual rental of approximately $15,000. Management of GeoGlobal considers these premises adequate for its existing operations.

         Mr. Kent is the President of two private Alberta companies, Prospect Oil & Gas Management Ltd. and D.I. Investments Ltd., which he also owns 50% of 100%, respectively, which provide services to GeoGlobal, such as administrative, financial, consulting, and other related services. GeoGlobal will reimburse these companies for the costs of providing these services.

PRINCIPAL STOCKHOLDERS OF OUR COMPANY

         The following table sets forth, as of August 31, 2003, after reflecting the completion of the Transaction, information regarding the beneficial ownership of our common stock, by (i) each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of capital stock,
(ii) each existing Director, (iii) the Named Executive Officers, and (iv) all Directors and executive officers as a group. After the closing of the Transaction, the Company has 49,053,355shares of common stock outstanding.

                                           NUMBER OF SHARES
                                             BENEFICIALLY     PERCENTAGE OF OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER1)         OWNED                COMMON STOCK
----------------------------------------  ------------------  -------------------------
Jean Paul Roy                                 34,000,000               69.3%

Allan J. Kent                                    -0-                   -0-%

Brent J. Peters
347 Bay Street, Suite 301                       98,667            Less than 0.5%
Toronto, Ontario M5H 2R7


John K. Campbell
905 West Pender Street                          66,667            Less than 0.5%
Vancouver,BC,V6C 1L6

All officers and directors as a group         34,165,334               69.6%
   (4 persons)

-----------------------
(1) Unless otherwise indicated, the address of such person is in care of the Company.

         In accordance with the terms and conditions of the April 4, 2003 Stock Purchase Agreement entered into with JPR and GeoGlobal, we intend to grant options to purchase an aggregate of 2.0 million shares of Common Stock under our Stock Option Plan to officers, Directors, employees and consultants exercisable at not less than $1.00 per share.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS:

         (a)      Financial statements of businesses acquired

                  Pursuant to Item 7(a)(4) of Form 8-K, the financial statements required by Item 7(a) will be filed by amendment no later than 60 days after September 13, 2003.

         (b)      Pro Forma financial information

                  Pursuant to Item 7(b)(2) of Form 8-K, the pro forma financial information required by Item 7(b) will be filed by amendment no later than 60 days after September 13, 2003.

         (c)      Exhibits:

                  EXHIBIT #                  DESCRIPTION OF DOCUMENT
                   3.2.1          By-laws of Registrant, as amended through
                                   August 29, 2003*
                   10.1 Stock Purchase Agreement dated April 4, 2003 by and among Suite101.com, Inc., Jean Paul Roy and GeoGlobal Resources (India) Inc. **
                   10.2 Amendment dated August 29, 2003 to Stock Purchase Agreement dated April 4, 2003.*
                   10.3 Technical Services Agreement dated August 29, 2003 between Suite101.COM, Inc. and Roy Group (Barbados) Inc.*
                   10.4 Participating Interest Agreement dated March 27, 2003 between GeoGlobal Resources (India) Inc. and Roy Group (Mauritius) Inc.*.
                   10.5 Escrow Agreement dated August 29, 2003 among Registrant, Jean Paul Roy and Computershare Trust Company of Canada*
                   10.6 Promissory Note dated August 29, 2003 payable to Jean Paul Roy*

         *  Filed herewith.
         ** Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused thus report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           Suite101.com, Inc.


Dated: October 21, 2003                    By: /s/ Allan Kent
                                               ---------------------------------
                                               Allan J. Kent, Executive VP & CFO